Exhibit 99.2

MEMRY CORPORATION

Moderator: James Binch

May 2, 2003

11:00 am Eastern

James Binch:

Good morning to you all. I’m Jim Binch, Chairman and Chief Executive Officer and I’m joined this morning by Bob Belcher, our Senior Vice President, Finance and Administration and our Chief Financial Officer

This morning’s discussion contains forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by the forward-looking statements. These factors include, but are not limited to those detailed in the company’s periodic filings with the Securities and Exchange Commission.

Again, good morning to you all and welcome to our Third Fiscal Quarter Earnings conference call. I would ask that those of you who would like to ask questions at the conclusion of my prepared remarks, ask no more than two questions at a time to enable as many as would like to address questions to us. For any reporters who may be on this call, we would ask that you refrain from addressing questions to us during the call; however both Bob Belcher and I will be available following the call to answer any additional follow-up questions you may have at our main number, which is area code 203-739-1100.

As noted in yesterday’s release, revenues for the three-month period ended March 31, rose 13% from the same period a year ago to $8.5 million, compared with $7.5 million in the same quarter a year ago. Net income was

$276,000 or $0.01 cent per share, compared with nearly identical earnings a year ago in the same period of $243,000 and the same $0.01 cent per share.

Revenues for the first nine months of this fiscal year rose to $26.8 million, a 13% increase, up from $23.7 million last year, while net earnings increased by $6 million to $8.8 million or $0.34 cents per share compared to $2.7 million or $0.11 cents per share for the first nine months last year. Excluding the one-time benefit from the deferred tax asset, net income declined from $2.7 million to $1.8 million in the most recent nine-month period.

On March 26th we alerted investors to a significant decline in orders for AAA stent components from our largest customer. The result was substantial margin erosion because we still had ongoing manufacturing overhead costs after the abrupt decline in orders as well as the impact of shifts and product mix. Significant yield improvements in individual product lines were not nearly enough to offset this.

At this point, we don’t expect this customer’s needs for AAA stent components will rebound to previous levels in the foreseeable future. So we are now adjusting our operations and administrative functions to adapt to this reality. But even with these adjustments, the impact on our growth rate and our earnings will be substantial for the balance of our current fiscal year and for fiscal 2004. We now expect year over year growth for fiscal 2003 of between 4% to 6%. Preliminary indications suggest a modest revenue decline in fiscal 2004 with new applications not quite enough to offset the drop in AAA orders.

We still expect to be profitable for this 2003 fiscal year, even excluding the one-time effect of the deferred tax asset. But it’s too early to give any profit guidance for 2004. We are still working on the detailed shipment requirements of our customers for the second half of calendar 2003 and the first half of calendar 2004. But at this point we don’t expect to reach the 2003 levels.

So what is ahead for Memry? Despite this bad news I would be remiss if I didn’t point out that we have continued to build a very strong balance sheet. We now have more than $12 million in working capital; a position of strength the company has never previously enjoyed. We intend to preserve this strength and find ways to use it to our competitive advantage to accelerate future growth.

We have spoken frequently about our efforts to diversify both our customer base and our breadth of applications using shape memory material technology, predominately focused on the medical device industry. We are encouraged and even excited by the programs we have under development. But we are also frustrated by the amount of time many of these programs are taking to fully mature into commercial releases. Nearly all of this is outside of Memry’s direct control. Recognizing these problems, the company, and our board of directors, began, months ago, to evaluate strategic options to accelerate our diversification efforts. The out-licensing strategy that we have spoken of we will continue to pursue. We are confident one or more of these will bear fruit in fiscal 2004.

With the assistance of the New York-based investment-banking firm of Trautman & Wasserman, a firm specializing in emerging growth companies, we are also engaged in a strategic assessment of additional opportunities, such as strategic alliances, partnering and acquisitions. We are seeking to identify ways to materially add to shareholder value, stabilize revenues and earnings and build on the strong technology competence of our company.

To put this in perspective, our core business is solid. Our customer base is the envy of many and we will continue to expand it. Our technology, our expertise and our working knowledge continue to strengthen and our pipeline of new product applications is reason for encouragement. And, as our balance sheet shows, our financial strength is better than at any time in our company’s history. We intend to fully utilize these strengths to build a stable technology-driven growth company that investors can have confidence in.

We will now take your questions and I remind you once again that we would ask each questioner to only ask two consecutive questions to give others a turn.

Q:	In relation to the Johnson & Johnson announcement, last week or the week before regarding their stent with the drug coating, is there any kind of an effect that you can talk about for Memry?

James Binch:

I’m glad you asked that question. One of the frequent misconceptions is that the drug coating battles will have a direct effect on our company. We’ve commented in the past, but it bears restating that all the stents used in the coronary artery systems today are made from either stainless steel or cobalt chrome based material. None in the United States and none that are a major factor in any of the world markets are made and fabricated from Nitinol.

Obviously the CYPHER stent approval for Johnson & Johnson changes the dynamics of the coronary stent business. But it does not affect the peripheral stent business. It is the peripheral stents used in the iliac, carotid, biliary, renal, thoracic and AAA stent grafting that are most prone to using Nitinol. We do expect that over the next three-five years a significant portion of the peripheral stents will be coated with one type of drug or another. But at present the J&J development, with Boston Scientific behind it, has no affect on our business.

Q:	What revenue percentage in the quarter did orthopedics contribute?

James Binch:

Orthopedic revenues in the quarter were very small and will continue to be small until the programs we’re working on receive commercial releases. The programs in the area of the spine are currently undergoing clinical trials and are not anticipated to come to market until the end of calendar 2003 or the beginning of calendar 2004. Some of the product shipped in the quarter goes to a European orthopedic company with revenue that is modest but reasonably consistent.

The major effort that we have underway in the orthopedic domain concerns the potential use of a new patented and proprietary titanium. We’re some considerable length of time away from when that will actually be in commercial production. We are working and beginning dialogue with some of the major players in the industry to undertake reviews for particular applications in the orthopedic industry.

Q:	In terms of the patent portfolio, what percentage of revenues did that contribute in the latest quarter and did we get any new patents issued?

James Binch:

I don’t have that on the tip of my tongue. I can’t imagine it would be materially different from the previous period. There were no new issuances for patents during the quarter but there are a number of patents pending at the moment on which we are waiting issuance in the coming months.

Q:

It sounds like 2004 is not going to be a good year. Can you tell us why we have something to look forward to? And with all this cash, have you considered paying a dividend of, let’s say, five cents a share?

James Binch:

We look for a tough 2004. We are in the middle of a planning period with the majority of our clients as they look to their needs for the next 12 months. Those aren’t firmed up and we’re not yet in position to know what that’s going to be. Our experience over the last number of years tells us that there can be dramatic changes in every direction possible in the medical device market. Our indications at this point say it’s going to be a tough year.

On the disposition of our cash reserves, one of the things that we’re looking to do is either by alliances, partnership or acquisition, or some combination is to find ways to accelerate our growth, income, profitability and our outreach in the marketplace. At the moment, we view our cash reserves as a particular strength and a particular asset of the company. We do believe that there are a number of opportunities that we will be unearthing, reviewing and considering that would represent a leveraged use of that cash as capital for growing the business.

Q:	I noticed that this year or late last year, you sold in excess of 100,000 shares. Any particular reason for that?

James Binch:

I commented on that in a previous call. The reason was completely unrelated to the company. It had to do with personal requirements and personal needs that I had. That’s one of the few liquid assets that I have as the CEO of this company. I had a wedding in our family, and as you know, those are not inexpensive.

Q:

Do you have any products in the pipeline that are anywhere near coming to fruition that could be really big for the company? Something that could impact the situation substantially in the next 12 months or so?

James Binch:	That’s a little hard for us to answer. We have a number of programs in the pipeline from which we would expect very substantial growth from the current levels in fiscal 2004 and beyond.

The shape of those launch programs and the breadth of the distribution, the position that may or may not be required and the amount of regulatory oversight during the initial period of product introduction varies significantly company by company and product by product. If we were to add up the expectations of various customers that we’ve been given over the years and translate those into revenue for Memry, we would all have retired by now.

So we’re very wary and very cautious in saying that yes, we’ve got a program that’s going to take the world. We’re optimistic that we’re well positioned in programs for a number of different applications that will certainly have significant growth. But we don’t want to go out on a limb and say we think that “x” product is the homerun. We’ve been there before and now we’re a lot smarter.

Q:	I wonder why you haven’t spoken about what you spoke about several conference calls ago, about Schlumberger or eyewear? We don’t hear anything now.

James Binch:

We commented in the February call that the total oilfield industry application has 10 times the level of complexity of our contribution to the program. In moving that program forward, the client has encountered technical obstacles that didn’t relate to our technology, but which they felt were absolutely essential to perfect before it became commercialized.

The client is, in fact, is moving very aggressively and they anticipate taking it to commercialization. They have notified us that we could discuss it. We have told them that we will decline to do so until they’re ready to announce that it is going commercial. At that point in time we’ll definitely talk about it. We want you to know that the program will go. When it goes commercial, the client will announce it and we will join them in doing so.

On the licensing front, we’re making good progress on the application of the new titanium for eyewear. Prototypes have been developed along with a manufacturing process that is being evaluated, which is the precursor to leading into commercial level discussions. Those are just about ready to commence. We’re making good headway.

It’s taken the customer longer that we would’ve anticipated to complete the work through all the prototyping necessary to evaluate the potential material with different designs. But I’m quite encouraged. In fact I’ve just returned from Europe this week, having had meetings on that very subject.

In the titanium area, we now have materials in the hands of major players in the orthodontic industry, which is one of the areas this material was developed for. We will be pursuing that during the course of the remainder of 2003.

The last area, which I responded to earlier in a previous question, was the area of orthopedics. We have dialogue there underway. In respect to our out-licensing program, there’s a lot of work that’s been done and a lot is going on. It is moving ahead and when those programs reach fruition we will announce them.

Q:	Just in general terms perhaps, can you share with us the types or the areas that you would potentially look at as either acquisition or strategic partners or alliances?

James Binch:

It is premature for us to name the specific areas because there are many options in front of us. One of the reasons we selected Trautman & Wasserman of New York to work with is because they bring to the party a particularly in-depth and very skilled strategic evaluation approach to our core technologies and core strengths as well as what our customer profile looks like, the potential matching technologies and the dynamics in terms of the public marketplace, the private marketplace, and growth rates. They have a sophisticated, almost strategic advisory consulting front-end to their part of practice.

We’re at the front-end of those details at the moment so it would be a premature for us to comment on specific areas. I will tell you that we’ve set forth some pretty important criteria; be it an alliance, partnership or acquisition. We want to be sure that whoever we ally with or acquire must have a strong, defensible and desirable technology position from which to expand. Secondly it must be a profitable business whose addition to Memry would be immediately accretive. A partner or acquisition must be complimentary to us and able to extend our commercial reach beyond our present client profile.

Q:

What happened with the inventories? It seemed like we had a 13% increase in revenues but almost a 20% decrease in inventories. Was there anything to be concerned about, any write-offs, non-cash charges taken there?

Bob Belcher:

There were none of those type of activities. We are trying to draw down inventories and draw down receivables to be as efficient as we can with our working capital. We did not have any undue activities involving our inventory.

Q:	When you draw down the inventory like that, are you having any pricing pressure where you’re having to reduce the price that you normally may charge to get that inventory to move out the door?

Bob Belcher:

We are facing pricing pressure because there is recently increasing competition in our business. However, that is not related to the inventory situation. We constantly value our standard costs. We have a standard cost system and as we get more accurate in evaluating bill of materials and routers, we update our standard costs and we therefore have to update, periodically, our inventory. I know that’s an ongoing thing, but there was no dramatic activity this time.

Q:	What were the yields at each of the two manufacturing facilities in the quarter?

James Binch:	We don’t measure yields on a facility basis, we measure yield on a product line or product basis.

Q:	On the two products, I believe you and I discussed, what were the two yields in the quarter on those?

James Binch:	Those were close up into the 90 range.

Q:	So both above 90%?

James Binch:	They were both approaching 88% for the quarter, 88-89%. Up dramatically from before.

Bob Belcher:

No one asked this question, but since you mentioned it, I’m going to take the opportunity to say that we have seen progress in our manufacturing facilities, as far as dealing with this yield. However, we’re going to have continued margin pressure because our volumes are not going to be where we want them to be, it’ll affect our absorption. We’re going to have some pricing pressure from competition. And, as we talked about a little bit, product mix can affect our margins as well. So while we’re quite pleased with the work that Dean Tulumaris is doing on solving and addressing our manufacturing issues, we’re not going to see all the benefit of that immediately until we increase the throughput through our facilities.

James Binch:

I thank you all for attending this morning’s call. Bob and I will be available for others that may wish to follow up questions. We look forward to having you all on the line at our next quarterly earnings call, which will be at the end of the year in August.